HOWE AND RUSLING, INC.

CODE OF ETHICS

AS AMENDED AND RESTATED ON JANUARY 1, 2015

Howe and Rusling, Inc. (“H&R”) is registered as an investment adviser with the Securities and Exchange Commission (“Commission”) pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940 (“Advisers Act”). H&R is dedicated to providing effective, professional investment management services to a variety of institutional and individual advisory clients. H&R’s reputation is a reflection of the quality of its employees and their dedication to excellence in serving its clients. In order to ensure such dedication to excellence, H&R’s employees must possess the requisite education, experience, intelligence and judgment necessary to effectively serve as investment management professionals Each employee is expected to demonstrate the highest standards of moral and ethical conduct as a condition for continued employment with H&R.

H&R serves as investment manager for individual and institutional advisory clients and, in addition, currently serves as sub-advisor for one registered management investment companies, which is a “Reportable Fund” as defined herein. The individuals, institutions and Reportable Funds for which H&R provides investment management services are referred to herein collectively as “Clients.”

As a registered investment adviser, H&R recognizes its fiduciary duties to its Clients under the Advisers Act as well as its responsibilities to its investment company Clients under the Investment Company Act of 1940 (“1940 Act”). H&R also recognizes that this fiduciary duty involves the responsibility to place the interests of a Client before those of H&R or any of its employees, and that failure to do so may result in a violation of the anti-fraud provisions of the Advisers Act. Accordingly, H&R has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that are intended to promote ethical practices and conduct by all of its “Supervised Persons” as defined herein and to ensure that all such “Supervised Persons” comply with the federal securities laws.

A.	STATEMENT OF FIDUCIARY PRINCIPLES/STANDARD OF BUSINESS CONDUCT

The specific policies and procedures set forth in this Code embody four key principles that are intended to define the standard of business conduct required by H&R of all Supervised Persons.

1.	The interests of Clients must always be paramount.
Supervised Persons have a legal, fiduciary duty to place the interests of Clients first. In any decision relating to their personal investments, Supervised Persons must scrupulously avoid serving their own interests ahead of those of any Client.

2.	Supervised Persons may not take advantage of their relationship with Clients.
Supervised Persons must avoid becoming involved in any situation that might compromise, or call into question, the exercise of their fully independent judgment in the interests of Clients. Examples of such situations involve, among others, unusual investment opportunities, acceptance of perquisites, and acceptance of gifts having more than nominal value from persons seeking to do business with H&R.

3.	In effecting personal securities transactions, Supervised Persons should avoid any actual, potential, or apparent conflicts of interest.

The Code is based on the premise that Supervised Persons owe a fiduciary duty to Clients. Accordingly, Supervised Persons must conduct all personal securities transactions in a manner consistent with this Code. The obligation to avoid any activity that creates an actual, potential or apparent conflict of interest includes the obligation to refrain from executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. Supervised Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duties to clients.

4.            Supervised Persons should always deal honestly with Clients.

Supervised Persons should never mislead a Client by making an untrue statement of material fact or failing to disclose material facts to a Client. Supervised Persons should not engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon a Client or engage in any manipulative practice in regards to a Client.

5.            Supervised Persons must comply with all applicable laws.

Supervised Persons must comply with all applicable laws, including the federal securities laws in both work-related and personal activities

B.            Definitions

1.	“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the 1940 Act and in Rule 204A-1 of the Advisers Act, and shall include:
a.            Any “Supervised Person” who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or who has access to nonpublic information regarding any Client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund;
b.            Any “Supervised Person” who, in connection with his or her regular functions or duties, makes or participates in making securities recommendations to Clients or who has access to such recommendations that are nonpublic; and
c.            All officers, directors (or persons occupying a similar status or performing a similar function) and employees of H&R.

2.	“Beneficial Ownership” shall be interpreted in the same manner as beneficial ownership would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section of the Exchange Act and the rules and regulations thereunder. This includes having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct “Pecuniary Interest” or “Indirect Pecuniary Interest” in the security.[1] Any questions an Access Person may have about whether an interest in a security or an account constitutes “beneficial ownership” should be directed to the “Chief Compliance Officer”.

3.	“Chief Compliance Officer” or “CCO” means the Chief Compliance Officer of H&R.

4.	“Client” means any client of H&R, including a registered investment company (mutual fund) or other person or entity.

5.	“Code” means this Code of Ethics.

6.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

7.	“Covered Security” means any Security as defined in Section 202(a)(18) of the Advisers Act, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, and (iv) shares issued by investment companies (whether open-end, closed-end or hybrid) other than Reportable Funds. It is expressly understood that exchange-traded funds are included in the definition of Covered Security for purposes of this Code of Ethics.

8.	“Decision-Making Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

9.	“H&R Board Members” means members of the Howe & Rusling Board of Directors including those that are not employees of Howe & Rusling.

10.	“Immediate Family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships. For purposes of determining whether an Access Person has an “Indirect Pecuniary Interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “Indirect Pecuniary Interest” of the Access Person, absent special circumstances.

[1]
Rule 16a-1(a)(2) under the Exchange Act specifies that, to have beneficial ownership, a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, a director, officer or employee may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household (e.g., spouse or children), or by certain partnerships, trusts, corporations or other arrangements.

11.	“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

12.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

13.	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

14.	“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

15.	“Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a Direct or Indirect Pecuniary Interest.

16.	“Public Official” means someone who holds an office in an organization or government and participates in the exercise of authority including, but not limited to, governors, state legislators, state county, city, town or municipal board members of a pension fund, county clerks, judges or member of a state, county, city or municipal executive, legislative or judicial branch of government. If an Access Person is not sure if an individual is a Public Official, he or she should contact the Chief Compliance Officer.

17.	“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” by H&R when a recommendation to purchase or sell has been made and communicated, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold for all relevant Clients.

18.	“Restricted List” means the list of securities maintained by the CCO in which trading by Supervised Persons is generally prohibited.

19.	“Reportable Fund” means (i) any investment company for which H&R serves as investment adviser or sub-adviser, or (ii) any investment company whose investment adviser or principal underwriter is Controlled by or is under common Control with H&R.

20.	“Security” shall have the same meaning as set forth in Section 202(a)(18) of the Advisers Act and means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly know as “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

21.	“Supervised Person” shall have the same meaning as set forth in Section 202(a)(25) of the Advisers Act and means any partner, officer director (or other person occupying a similar status or performing similar functions), or an employee of H&R, or other person who provides investment advice on behalf of H&R and is subject to the supervision and Control of H&R. Any provisions of this Code that apply directly to Supervised Persons apply equally to all accounts in the names of the other persons in which such Supervised Persons have Beneficial Ownership.

C.	RESTRICTIONS ON, AND PROCEDURES TO MONITOR, PERSONAL INVESTING ACTIVITIES

1.	General Restrictions

a.	No Access person may beneficially acquire any Covered Security in an Initial Public Offering.

b.	No Access Person may acquire any Covered Security issued in a Limited Offering without prior written authorization of the acquisition by the CCO.

c.	No Access Person may accept any fee, commission, gift, or services, other than gifts of de minimis value, from any single person or entity that does business with or on behalf of H&R. See subsection F, “Gifts and Entertainment” of this Code for further information regarding restrictions on gifts.

d.	No Decision-Making Access Person may serve on the board of directors of a publicly traded company without prior authorization from the CCO based upon a determination that such service would be consistent with the interests of Clients. Supervised Persons that serve on such boards of directors are not permitted to participate in any investment decisions made by H&R involving Covered Securities of a company on whose board they serve.See subsection I, “Outside Activities” of this Code for further information regarding restrictions on serving as a director.

e.	No Decision-Making Person may execute a Personal Securities Transaction without authorization of the CCO or such persons who may be designated by the CCO from time to time.

2.	Pre-Clearance of Personal Securities Transactions by Certain Access Persons

Subject to the exceptions set forth in Section C.3. (see below), all Access Persons wishing to engage in a Personal Securities Transaction must obtain prior authorization of any such Personal Securities Transaction in Covered Securities from the CCO or such person or persons that the CCO may from time to time designate to make such authorizations. H&R Board Members that are not involved in the investment decision-making processes at H&R are not required to obtain security pre-clearance for their Personal Securities Transactions, but must submit all initial, annual, and quarterly reports as described in Subsection 4 of this Section C. Personal Securities Transactions in Covered Securities by the CCO shall require prior authorization from a senior officer of H&R (unless such person is also the CCO), who shall perform the review and approval functions relating to reports and trading by the CCO. H&R shall adopt the appropriate forms and procedures for implementing this Code.

Any authorization provided under this Section C.2. shall be effective that same day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization shall be required unless the person placing the order originally amends the order in any manner. Authorizations for “good until canceled” orders are effective unless the order conflicts with an H&R order.

If a person wishing to affect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by H&R, such person shall cancel the trade.

3.	Exempted Transactions

The provisions described in Subsections 2 and 3 of this Section C, entitled “General Restrictions” and “Pre-Clearance of Personal Securities Transactions by Certain Access Persons” shall not apply to the following transactions:

a.	Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

b.	Equities of corporations with a market capitalization of $2 billion or greater.

c.	Fixed income securities with issue size of 100 million or greater.

d.	Purchases or Sales of Securities which are non-volitional on the part of the Access Person (for example, the receipt of stock dividends);

e.	Purchase of Securities made as part of automatic dividend reinvestment plans; and

f.	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

4.	Reporting and Monitoring

H&R is required under the Advisers Act and the 1940 Act to keep records of certain transactions in Covered Securities in which Access Persons have direct or indirect Beneficial Ownership. Access Persons should carefully read the definition of Beneficial Ownership in the Code as it is very broad and includes ownership by certain family members. The following reporting requirements have been adopted to enable H&R to satisfy these requirements:

a.	Disclosure of Personal Brokerage Accounts

Within ten days of the commencement of employment or the commencement of a relationship with H&R, all Access Persons are required to submit to the CCO a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they Control or in which they or a member of their Immediate Family have a Beneficial Ownership. Each such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. Thereafter, each Access Person must update the information contained in such report on an annual basis and the report should be submitted with the annual holdings reports described below. In addition, Access Persons must notify the CCO immediately upon the opening of a new personal brokerage account. Access Persons must arrange for delivery of duplicate account statements and trade confirmations to the CCO.

b.	Initial Holdings Report

Within ten days of becoming an Access Person each Access Person must submit to the CCO an Initial Holdings Report that contains the following information about each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership: the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of thereof. The Initial Holdings Report must state the date on which it is submitted and provide information that is current as of a date no more than 45 days prior to the date that the report was submitted.

c.	Annual Holdings Reports

On an annual basis all Access Persons must supply the information required to be provided in the Initial Holdings Report (Annual Holdings Report). Each Annual Holdings Report must state the date on which it is submitted, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted. Such reports must state the date on which they are submitted.

d.	Quarterly Transaction Reports

All Access Persons, shall report to the CCO the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected;
•	The name of the broker, dealer, or bank with or through whom the transaction was effected; and
•	The date the Access Person Submits the Report.

Such Quarterly Transaction Reports shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Quarterly Transactions Reports may be provided in the form of Confirmations and Brokerage Statements sent directly to the CCO. CCO will review Quarterly Transaction Reports within 45 days of quarter-end.

D.	INSIDER TRADING

It is a violation of the securities laws for an Supervised Person to recommend to Clients a transaction in a security or its derivatives, or to purchase or sell a Security or its derivatives for the account of the Supervised Person, the Supervised Person’s Immediate Family, others supported by the Supervised Person or any accounts beneficial to any of the above, when the Supervised Person is in possession of material, non-public information. This may take several forms:

•	Information about events or circumstances relating to a company's assets or earning power, which is known only to corporate management and its confidants, and which can reasonably be expected to materially affect the market price of the company's stock, e.g., information from a director that the company will cut its dividend;
•	Information about restructuring, tender offers, takeovers, or proxy fights;
•	Information about events or circumstances which affect the market for a company's securities but which do not affect the company's assets, earning power or other material corporate events, e.g., information that a security will be favorably mentioned in an upcoming newsletter, article or research report; and
•	Material information has been considered to be public if it has been disseminated to the public in the national press, the wire services or reported in an SEC filing. The source of the information and the circumstances under which it was obtained are important factors in determining whether trading in the subject security (or its derivatives) is permissible.

It is never permissible to trade on the basis of, or while in possession of, inside information. Harsh civil penalties (treble damages) and criminal penalties (imprisonment and fines) may result, in addition to self–regulatory discipline (a bar from employment in the industry). Trading on the basis of material nonpublic market information is an uncertain and evolving subject in securities law. H&R has established an Insider Trading Policy that has been distributed to all employees. All employees are expected to comply with the H&R Insider Trading Policy. Please consult the Chief Compliance Officer whenever you have questions or concerns.

E.	CONFLICTS OF INTEREST

If any Access Person is aware of a personal interest that is, or might be, in conflict with the interest of any Client, that Access Person should disclose the situation or transaction and the nature of the conflict to the Chief Compliance Officer for appropriate consideration. In addition, no Access Person may use knowledge about pending or currently considered securities transactions for clients to directly or indirectly profit personally. H&R has established a Trading Policy that is included in its Policies and Procedures Manual. All Access Persons are expected to comply with this policy.

F.	GIFTS AND ENTERTAINMENT

Basic Policy for Gifts: Gifts received or given over $100 per Client per year are not permitted without prior written approval of the Chief Compliance Officer.

Supervised Persons may give or accept gifts, gratuities, benefits or anything else of value (hereafter referred to as “gifts”) related to the business or services offered by H&R, subject to certain restrictions and an individual maximum of $100 per year per Client, prospective client, vendor, service provider or others. Cash or monetary gifts of any amount (e.g., gift certificates, gift cards, vouchers, etc.) are strongly discouraged and should not be accepted or given without the approval of the Chief Compliance Officer.

Although gifts over $100 are generally prohibited, Supervised Persons who may be seeking an exception to the limit of $100 per year per recipient/giver as described must receive written approval from the Chief Compliance Officer prior to accepting or giving any such gift.

Any gift of any size to a Public Official (city, state, federal) or a union and their representatives by a Supervised Person must be approved in writing in advance by the Chief Compliance Officer, whether or not the gift is related to business of the governmental entity. Generally, H&R will not approve such requests.

Basic Policy for Entertainment: Entertainment must be “normal business entertainment;” also, the giver and recipient must be in attendance.

Supervised Persons may offer, give or be the beneficiary of “normal business entertainment.” Normal business entertainment includes occasional meals, or tickets to theatrical, sporting and other entertainment events at which representatives of both the giver and the recipient are in attendance and such entertainment falls within the guidelines of the IRS with regard to deductible business expenses. Gifts or entertainment may not be so lavish, frequent or extensive as to raise any question of propriety or conduct inconsistent with high standards of ethics in our business. Entertainment given must have a clear business benefit to H&R, such as building or enhancing a business relationship or discussing business.

Any entertainment provided to a Public Official or union and its representatives must be pre-approved by the Chief Compliance Officer, even if such entertainment is de minimis in value.

In the event a Supervised Person wishes to accept or give any entertainment not considered normal business entertainment, the Supervised Person must receive prior written approval from the Chief Compliance Officer.

Generally, Supervised Persons should not offer or accept offers of tickets or other entertainment as a gift if the giver is not attending. In the event a representative from the giver’s firm is not present at the entertainment event, the entertainment will be considered a gift, and where the value of such gift exceeds $100, it will be prohibited, unless approved in writing in advance by the Chief Compliance Officer.

The following apply to both gifts and entertainment:

•	Reimbursement for gifts and business entertainment given must be made through the H&R’s Accounts Payable Department, in accordance with H&R’s expense reimbursement policy, after being approved by the Chief Compliance Officer.
•	The gifts and entertainment policy applies to gifts and entertainment related to the business of H&R whether or not reimbursed by the firm.
•	Supervised Persons may not solicit gifts or entertainment.
•	Purely personal gifts generally involving family members are permissible. Personal gifts are those that serve a non-business purpose, are paid for by the giver (not the giver’s employer) and are between close friends or Immediate Family of the Supervised Person.
•	Non-business purpose gifts or gifts in recognition of life events (marriage, new children, graduation, etc.) from those who would not qualify as close friends or family (e.g., a baby gift given to a Supervised Person by a mutual fund wholesaler when the Supervised Person’s child is born) are generally limited to $100. Such gifts, regardless of size, must be reported to the Chief Compliance Officer.

Important information regarding reimbursements from investment product vendors and wholesalers: Reimbursements, payments or items of value given by product vendors, wholesalers or other outside persons or entities for business expenses related to seminars, trade shows, office parties, client appreciation events, etc. must be approved in writing in advance by the Chief Compliance Officer. Additionally, travel or entertainment expenses paid by a mutual fund or annuity product vendor for a Supervised Person’s attendance at a training or education event sponsored by a mutual fund or annuity company must be approved in writing in advance by the Chief Compliance Officer. Also, except for normal business entertainment and nominal company specific promotional items of low value (under $50), Supervised Persons may not accept anything of value from product wholesalers without the approval of the Chief Compliance Officer.

G.	POLITICAL CONTRIBUTIONS

Political contributions above certain de minimis amounts made by a Supervised Person to Public Officials or a union or their representatives must be approved in advance by the Chief Compliance Officer. In addition, contributing to the solicitation or coordination efforts of a Public Official must also be pre-approved by the Chief Compliance Officer. Contributions include:

•	Any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing an election for federal, state, or local office; for payment of debt incurred in connection with any such election; or for transition or inaugural expenses incurred by the successful candidate for state or local office.

•	A contribution may also include use of H&R resources (i.e., telephones or dedicated employees’ time), or any personal resources of any Supervised Person or H&R-sponsored volunteer work.

H&R maintains a Political Contribution Policy that is included in its Policies and Procedures Manual. All Supervised Persons are expected to comply with H&R’s Political Contribution Policy.

H.	CONFIDENTIALITY POLICY

During the course of their employment with H&R, Supervised Persons will acquire, receive, have access to, or otherwise come into possession of confidential information (as defined below). Supervised Persons may also create, derive and use confidential information as part of their job responsibilities at H&R. Confidential information includes client-related information such as client names, addresses, telephone numbers and other contact and identifying information, account locations and numbers, client agreements, brokerage commission and fee information, transactional histories, information about planned, pending and completed orders for securities trades, client portfolio holdings, past performance, personal financial data, tax information, financial needs, and investment goals and policies. Confidential information also includes information that is proprietary to H&R or other valuable information about H&R that is not publicly known, such as historical and prospective financial information, business plans and strategies, marketing strategies, client and potential client lists, operating methods and processes, analyses and analytical methods regarding companies, securities, transactions, industries, economic sectors, markets and trends, investment techniques and philosophies, management decisions, personnel matters, and internal rules, policies and procedures. Confidential information also includes material, non-public information, also known as “inside information,” about particular companies, transactions and securities. Confidential information derives economic value to H&R from not being generally known to, and not being readily ascertainable by others, and H&R has taken reasonable steps to maintain the secrecy of confidential information.

Supervised Persons, both during and following employment, must keep confidential and maintain the secrecy of all confidential information and not use, divulge or make available any confidential information except in furtherance of their duties and responsibilities at H&R or as otherwise required by law. Supervised Persons also disclaim any ownership or other right to any confidential information they create or develop while at H&R or bring to H&R and use in connection with employment at H&R. Upon termination of employment, Supervised Persons shall promptly surrender to H&R all property and other things of value in their possession or in the possession of any person or entity under their control, including without limitation all personal notes, manuals, lists, reports, documents or information stored or contained on computers and related disks, containing, derived from, or related to any confidential information or otherwise related to the business of H&R.

I.	OUTSIDE ACTIVITIES

Raising Money for Business Ventures
No Supervised Person may arrange financing for or the lending of money, regardless of the amount, to any person, group, partnership or corporation without the prior written approval of the Chief Compliance Officer. The request should outline the amount of money to be raised, from whom, the use of the money, the exact nature of the Supervised Person's participation, compensation (direct or indirect) and the nature of the enterprise. Generally, H&R will not approve such requests.

Private Business Ventures
No Supervised Persons may engage in outside business activities, without the prior written approval of the Chief Compliance Officer. The following outside activities are deemed to be covered by the above noted rule: employment of any sort (part or full time); running for or holding a political office; becoming a trustee, director, officer or partner of any organization or business; raising money for any company, individual or venture; or engaging in any outside writing or broadcasting.

Supervised Persons who are invited to serve on the board of directors or as a trustee of various charitable, religious and educational institutions should also receive prior written approval of the Chief Compliance Officer before acceptance such appointment.

Private Business Ventures with a Client
Generally, Supervised Persons are discouraged from being involved in any form of commercial enterprise with someone who is also a Client. A Supervised Person may not receive, directly or indirectly, compensation of any form from a Client, without the prior written approval of the Chief Compliance Officer. Generally, H&R will not approve such requests.

Acting as a Personal Trustee for a Client
Supervised Persons shall discuss with the Chief Compliance Officer any appointment as a trustee, administrator or executor except in the case of Immediate Family. As a trustee for a Client's account, the Supervised Person is considered to have a conflict of interest that is difficult to cure by written authorization, agreement, or otherwise and may be illegal.

J.	MARKETING AND PROMOTIONAL ACTIVITIES

Any marketing or promotional activities, including oral and written statements made by Supervised Persons to Clients, prospective Clients, and the media, must be professional, accurate, balanced, and not misleading.

H&R maintains an Advertising Policy that is included in its Policies and Procedures Manual. All Supervised Persons are expected to comply with H&R’s Advertising Policy.

K.	ADMINISTRATION OF THE CODE OF ETHICS/SANCTIONS

1.	The CCO shall provide each Supervised Person with a copy of this Code and any amendments thereto.

2.	Each Supervised person must provide the CCO with a written acknowledgment of his or her receipt of this Code and any amendments thereto.

3.	Strict compliance with the provisions of this Code shall be considered a basic condition of employment with H&R.

4.	Each Supervised Person must report any violations of this Code promptly to the CCO.

5.	Upon receipt of a report of any violations of this Code, the CCO will investigate the circumstances of the alleged violation. Upon a determination by the CCO that there has been a violation of this Code, the CCO may impose such sanctions as he deems appropriate including, among other things, the issuance of a letter of censure or suspension or termination of the employment of the violator.

6.	The CCO shall review the transaction information provided by Access Persons pursuant to this Code. If a transaction appears to be a violation of this Code, the CCO may impose such sanctions as he deems appropriate including, among other things, the issuance of a letter of censure or suspension or termination of the employment of the violator.

7.	The CCO reserves the right to report any violations of the Code to the Board of Directors of H&R.

8.	H&R will maintain records at its principal place of business of the following:

•	Copy of each Code of Ethics that has been in effect any time during the past five years;
•	A record of any violation or exception of the Code of Ethics and any action taken as a result of such violation or exception;
•	Copy of Initial and Annual Holdings Reports, Quarterly Transaction Reports, Code of Ethics Annual and/or Amendment Acknowledgments of Receipt confirmations, and statements;
•	A list of current Access Persons as well as a list of former Access Persons who were designated as such during the past 5 years;
•	A copy of reports provided to H&R’s Board of Directors pertaining to this Code of Ethics; and
•	A record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of Securities in an Initial Public Offering or a Limited Offering.

9.	No less frequently than annually the CCO shall provide a written report to the H&R Board of Directors, which report shall describe any issues arising under the Code since the last report to the Board of Directors and, in addition, shall:

a.	Summarize existing procedures concerning Personal Securities Transactions and any non-material changes in the procedures made during the prior year;

b.	Identify any material violations of this Code and any significant remedial actions taken or sanctions imposed in response to such material violations during the prior year;

c.	Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations; and

d.	Identify any requests that H&R has received from its investment company clients and/or their respective agents, including their respective investment advisers, for information concerning the Code and/or any material compliance matters arising under the Code.

10.	No less frequently than annually the CCO shall provide a report on Personal Securities Transactions by Access Persons to the H&R Board of Directors which report shall:

a.	Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

b.	Identify any violations of this Code and any significant remedial action taken during the prior year; and

c.	Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

11.	The CCO shall provide all Supervised Persons with a copy of this Code. Upon receipt of this Code, all Supervised Persons must do the following:

a.	All new Supervised Persons must read the Code, complete all relevant forms supplied by the CCO (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the CCO to discuss the provisions herein within two calendar weeks of employment.

b.	Existing Supervised Persons who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the CCO (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the CCO to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.

c.	All Supervised Persons must certify on an annual basis that they have read and understood the Code.

Any violations of this Code should be reported promptly to the CCO. Failure to do so will be deemed a violation of the Code.